Exhibit 99.2

Amended and Restated Audit Committee Charter

Charter

This charter (the “Charter”) governs the activities of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Harbin Electric Inc. (“Harbin Electric”). The Committee shall review and reassess the Charter at least annually and obtain the approval of the Board for any changes. From time to time, this Charter shall be amended, published, distributed, filed, and/or reported as deemed appropriate by Harbin Electric’s Board, as may be required by applicable laws or rules of various regulatory agencies, such as the listing rules promulgated by the NASDAQ Stock Market.

All Committee members shall be financially literate possessing the ability to read and understand fundamental financial statements, and at least one member shall be an “audit committee financial expert,” as defined by the Securities and Exchange Commission (“SEC”) regulations.

Purpose and Authority

The Committee shall represent and assist the Board in fulfilling its oversight responsibility relating to:

•	the integrity of the Harbin Electric’s financial statements;
•	the financial reporting process;
•	the systems of internal accounting and financial controls;
•	the performance of Harbin Electric’s internal audit function and independent auditors;
•	the independent auditor's qualifications and independence; and
•	Harbin Electric’s compliance with ethics policies and legal and regulatory requirements.

In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee and the independent auditors, the internal auditors, and management of Harbin Electric.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of Harbin Electric and with the authority and funding to engage independent counsel and such other advisors as it determines necessary to carry out its duties.

Composition

The Committee shall be comprised of three or more directors as determined from time to time by the Board. At least one member shall be an “audit committee financial expert,” as determined by the Board in accordance with Item 407(d)(5)(ii) and (iii) of Regulation S-K.

Qualifications

Each member of the Committee must meet the qualifications of an “independent director” as defined by NASDAQ Listing Rule 5605(a)(2). The Chairman and each other member of the Committee shall be appointed by the Board and shall serve until such member’s successor is appointed and qualified or until such member’s earlier resignation or removal. Any member of the Committee may be removed, with or without cause, by a majority vote of the Board.

All Committee members shall be financially literate, and at least one member shall be an “audit committee financial expert,” as determined by the Board in accordance with Item 407(d)(5)(ii) and (iii) of Regulation S-K.

Meetings

The Committee shall meet at least four times annually. For the transaction of business at any meeting of the Committee, a majority of the members shall constitute a quorum. If the Committee Chairman is not present at a Committee meeting, the members of the Committee may designate a Chair by a majority vote of the Committee membership. Minutes of each meeting shall be kept and the Secretary or Assistant Secretary of Harbin Electric shall maintain all minutes of the Committee.

Annual Committee Review

The Committee shall annually perform a review and evaluation of the adequacy of the Charter and the performance of the Committee and its members and report its conclusions to the Board. The Committee shall determine whether any changes to the Charter are advisable or any corrective actions should be undertaken to correct any deficiencies or weaknesses noted in the review and evaluation. The Committee shall present any amendments to the Charter or corrective actions that the Committee considers necessary or appropriate to the Board for its approval.

Duties and Responsibilities

The primary responsibility of the Committee is to oversee Harbin Electric’s financial reporting process on behalf of the Board and report the results of their activities to the Board. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that Harbin Electric’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation and integrity of Harbin Electric’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by Harbin Electric. The independent auditors are responsible for auditing Harbin Electric’s financial statements and for reviewing Harbin Electric’s unaudited interim financial statements.

In carrying out its responsibilities, the Committee's policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The Committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

The following shall be the principal duties and responsibilities of the Committee. These are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

1.
The Committee shall be directly responsible for the appointment, compensation, retention and termination of the independent auditors, and the independent auditors shall report directly to the Committee.

2.
The Committee also shall be directly responsible for the oversight of the work of the independent auditors, including resolution of disagreements between management and the independent auditors regarding financial reporting.

3.
The Committee shall pre-approve all audit and non-audit services provided by the independent auditors, or any other audit firm, and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation.

4.
The Committee may delegate pre-approval authority to a member of the Committee. The decisions of any Committee member to whom pre-approval authority is delegated must be presented to the full Committee at its next scheduled meeting.

5.	At least annually, the Committee shall obtain and review a report by the independent auditors describing:

•	The independent auditing firm's internal quality control procedures.

•
Any material issues raised by the most recent internal quality control review, or peer review, of the independent auditing firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

•	All relationships between the independent auditing firm and Harbin Electric (to assess the independent auditing firm's independence).

6.
The Committee shall set hiring policies at Harbin Electric for employees or former employees of the independent auditors; such policies shall be in accord with SEC regulations and NASDAQ Stock Market listing rules.

7.	The Committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation.

8.
The Committee shall discuss with management, the internal auditors and the independent auditors the adequacy and effectiveness of Harbin Electric’s accounting and financial controls, including Harbin Electric’s policies and procedures to assess, monitor, and manage business risk, and legal and ethical compliance programs, such as Harbin Electric’s Code of Ethics and Business Conduct.

9.
The Committee shall meet separately periodically with management, the internal auditors and the independent auditors to discuss issues and concerns warranting Committee attention. The Committee shall provide sufficient opportunity for the internal auditors and the independent auditors to meet privately with the Committee. The Committee shall review with the independent auditor any audit problems or difficulties and management's response.

10.	The Committee shall receive a report from the independent auditor, prior to the filing of its audit report with the SEC, concerning.

•	All critical accounting policies and practices of Harbin Electric.

•
All material alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, including the ramifications of the use of such alternative treatments and disclosures and the treatment preferred by the independent auditor.

•	Other material written communications between the independent auditor and management.

11.
The Committee shall review management's assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the independent auditors' report on management's assertion.

12.	The Committee shall review and discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

13.
The Committee shall review the interim financial statements and disclosures under Management's discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the filing of Harbin Electric’s Quarterly Report on Form 10-Q. The Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

14.
Committee shall review with management and the independent auditors the financial statements and disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations to be included in Harbin Electric’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Committee shall discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards.

15.
The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by Harbin Electric regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of Harbin Electric of concerns regarding questionable accounting or auditing matters.

16.	The Committee shall receive corporate attorneys' reports of evidence of a material violation of securities laws or breaches of fiduciary duty.

17.	The Committee shall prepare its report to be included in Harbin Electric’s annual proxy statement, as required by SEC regulations.

18.	The Committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.